Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") is made and entered into as of the Effective Date (defined below), by and between VHTC LOT 10 LLC, an Illinois limited liability company ("Seller"), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation, or its Permitted Assignee (defined below) ("Buyer"). In consideration of the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, and Buyer desires to purchase, the Property described below, for the Purchase Price and upon the terms and conditions set forth in this Agreement.

ARTICLE 1

CERTAIN DEFINITIONS AND FUNDAMENTAL PROVISIONS

This Article 1 sets forth certain definitions and fundamental provisions for purposes of this Agreement.

1.1	"Buyer's Address" means:

Inland Real Estate Acquisitions, Inc.

c/o The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attention: G. Joseph Cosenza

Email: joe@inlandgroup.com

With copies to:

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attention: Brett D. Smith

Telephone No.: 630-218-2885

Email: brett.smith@inlandgroup.com

1.2               "Closing Date" means the earlier of: (i) March 29, 2017; or (ii) April 26, 2017, or as otherwise mutually agreed in writing by the parties, provided that the Inspection Period (defined below) has expired or been waived by Buyer and the Defeasance (defined below) is ready to close. Notwithstanding the foregoing to the contrary, Seller has the right to extend the Closing Date to accommodate the Defeasance by providing not less than three (3) business days’ prior written notice to Buyer that the Defeasance is ready to close. In addition, in no event will the Closing Date take place on a day that immediately follows a non-business day (for example, the Closing Date cannot take place on a Monday). In such event, the Closing Date will take place on the succeeding business day.

1.3               "Deposit" means the Initial Deposit (defined below) and the Second Deposit (defined below) and all interest accrued thereon. One Hundred Dollars ($100.00) of the Initial Deposit shall be released by Escrow Holder to Seller on the first business day following the deposit thereof by Buyer, in payment of consideration by Buyer to Seller for the right of Buyer to purchase the Property in accordance with the terms of this Agreement (the "Non-Refundable Payment"). The Non-Refundable Payment shall be fully earned and retained by Seller immediately upon receipt and, notwithstanding any provisions of this Agreement to the contrary, the Non-Refundable Payment shall not be returned to Buyer in any circumstance. On the Closing Date, the amount of the Non-Refundable Payment, without interest, shall be applied to the Purchase Price. From and after the release of the Non-Refundable Payment to Seller, the "Deposit" shall include the remaining Initial Deposit amount then held by Escrow Holder (and any payment or refund of the Deposit to be made pursuant to this Agreement shall not include such Non-Refundable Payment), plus the Second Deposit. Buyer acknowledges that Seller would not have entered into this Agreement had Buyer not made the bargained for Non-Refundable Payment to Seller on the terms set forth in this Section. On the Closing Date, the Deposit, with all accrued interest, shall also be applied to the Purchase Price.

1.4               "Effective Date" means the date that the last of the parties signing this Agreement executes the same and delivers a fully executed copy to the other party.

1.5               “Environmental Laws” includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Clean Water Act (33 U.S.C. §§1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Hazardous Materials Transportation Act ( 49 U.S.C. §§1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence as of the Effective Date.

1.6               "Escrow Holder" means Chicago Title Insurance Company, whose address is:

Chicago Title Insurance Company

10 South LaSalle Street, Suite 3100

Chicago, Illinois 60603

Attention: Nancy Castro

Telephone No.: (312) 223-2709

Fax No.: (312) 223-3409

Email: nancy.castro@ctt.com

1.7               “Hazardous Materials” means and includes flammable explosives, petroleum (including crude oil), radioactive materials, hazardous wastes, mold, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of mold, toxic or hazardous substances, wastes or materials under any federal or applicable state or local laws, ordinances or regulations dealing with or otherwise pertaining to toxic or hazardous substances, wastes, or materials.

1.8               "Initial Deposit" means the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00).

1.9               "Inspection Period" means the period ending on at 5:00 p.m., Chicago time, on the thirtieth (30th) business day following the Effective Date.

1.10           "Property" means, collectively, the Real Property, the Improvements and all of Seller’s right, title and interest, if any, in the Contracts, the Intangible Property, the Licenses and Permits, the Books and Records, the Reports and Plans, the Warranties, the Leases, the Personal Property and the Security Deposits, as such terms are defined hereinbelow.

1.10.1    "Real Property" means the Land and the Improvements owned by Seller located at Lot 10 at Vernon Hills Town Center and commonly known as 1255 Town Center Road, Vernon Hills, Illinois 60061.

1.10.2    "Land" means that certain land containing approximately 2.37 acres and more particularly described on attached and incorporated Exhibit A, together with all right, title and interest of Seller, reversionary or otherwise, in and to all easements in or upon such land and all other rights and appurtenances belonging or in anywise pertaining to such land.

1.10.3    "Improvements" means all structures, improvements, equipment and fixtures located on the Land which consists of one six-story building, containing a total of 85 legal apartment units, of which 30 are one-bedroom apartments, 50 are two-bedroom apartments and 5 are three-bedroom apartments. One of the one-bedroom with den units is currently being utilized as the office of the building, fitness center and resident lounge. The Improvements also include: (i) 5 retail spaces totaling approximately 10,609 square feet; and (ii) indoor and surface parking for a total of 130 spaces made up of (A) 88 indoor, (B) 11 tandem indoor, (C) 31 surface, and (D) 42 retail parking spaces.

1.10.4    “Contracts” means [to the extent assignable without the consent of third parties,] all management, service and maintenance contracts relating to the Real Property and the Improvements (to the extent that Buyer elects to assume the same pursuant to this Agreement). With respect to any Contracts which Buyer has not expressly agreed to assume in writing, Seller shall cause each such Contract to be terminated as of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, Buyer is required to assume the gas service contract for the Property which is provided through an alternative energy provider (Centerpoint) that expires in June, 2018.

1.10.5    “Intangible Property” means all intangible property owned or held by Seller in connection with the Real Property, the Improvements, or the Personal Property, including but not limited to: (1) entitlements, approvals, consents, easements, rights of way and approvals required to make use of utilities and to ensure vehicular and pedestrian ingress and egress to and from the Real Property; (2) other transferable intangible personal property of Seller used in connection with the ownership or operation of the Real Property and the Personal Property; and (3) all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; telephone exchange numbers (to the extent assignable without cost to Seller), all logos, websites (including any virtual tours and photographs on such websites), marketing materials, reserved domain names, accounting software, service marks, goodwill, design rights, copyrights, software and other intellectual property rights of any kind, together with all registrations and applications for any of the foregoing.

1.10.6    “Licenses and Permits” means all licenses, building permits and other permits, building inspection approvals, certificates of occupancy, approvals, subdivision maps and entitlements issued, approved or granted by all governmental authorities in connection with the Real Property and Personal Property.

1.10.7    “Warranties” means all currently effective warranties and guaranties made by or received from any person with respect to any building, building component, structure, fixture, machinery, equipment or material constituting any part of the Real Property or the Personal Property.

1.10.8    “Reports and Plans” means all (a) surveys, grading plans, topographical maps, architectural and structural drawings, tenant improvement plans and drawings, and engineering, soils, seismic, environmental, geologic and architectural reports, studies and tests relating to the Real Property and Personal Property, and (b) lock combinations, keys, operating manuals and technical data relating to the Real Property and Personal Property.

1.10.9    “Books and Records” means all books and records pertaining to the operation of the Real Property and the Personal Property.

1.10.10     “Leases” means, collectively, Seller’s interest, as landlord, in all those certain: (i) residential leases (the “Residential Leases”) with respect to and/or which affect the Real Property which are now existing and which are disclosed on the residential rent roll set forth on attached and incorporated Exhibit B-1 (the “Residential Rent Roll”); and (ii) retail leases (the “Retail Leases”) with respect to and/or which affect the Real Property which are now existing and which are disclosed on the residential rent roll set forth on attached and incorporated Exhibit B-2 (the “Retail Rent Roll”), or which are entered into after the Effective Date of this Agreement in accordance with the terms of this Agreement, as the same may be amended from time to time in accordance with the terms of this Agreement. With respect to the Leases, a detailed aged receivable report is set forth on attached and incorporated Exhibit B-3 for the Residential Leases; and (z) Exhibit B-4 for the Retail Leases (collectively, the “Aged Receivables”)

1.10.11    “Personal Property” means all fixtures, furniture, carpeting, draperies, appliances, building supplies, equipment, machinery, inventory, signs and other tangible items of personal property owned by Seller and presently affixed, attached to, placed or situated upon the Real Property (or which becomes affixed, attached to placed or situated upon the Real Property prior to the Closing Date) and used in connection with the operation of the Real Property.

1.10.12        “Security Deposits” means all refundable security deposits (including, without limitation, any letters of credit or other instruments or collateral in lieu of cash security deposits) of tenants at the Property (the “Tenants”), if any, held by and in the possession of Seller and as more fully set forth on the Residential Rent Roll and the Retail Rent Roll.

1.11           “Purchase Price” means Twenty-Three Million and 00/100 Dollars ($23,000,000.00).

1.12           "Second Deposit" means the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00).

1.13           "Seller's Address" means:

VHTC Lot 10 LLC

c/o The Taxman Corporation

5215 Old Orchard Road, Suite 130

Skokie, Illinois 60077

Attention: Seymour Taxman

Email: mrt@taxmancorp.com

With a copy to:

Much Shelist, P.C.
2 Park Plaza, Suite 1075
Irvine, California 92614
Attention: Glenn D. Taxman
Telephone No.: (949) 385-5350
Email: gtaxman@muchshelist.com

1.14           "Title Company" means Chicago Title Insurance Company, whose address is:

Chicago Title Insurance Company

10 South LaSalle Street, Suite 3100

Chicago, Illinois 60603

Attention: Dawn Godlewski

Telephone No.: (312) 223-2338

Email: Dawn.godlewski@ctt.com

ARTICLE 2

CONSIDERATION

2.1              Purchase Price. The Purchase Price to be paid by Buyer to Seller for the sale and conveyance of the Property shall be payable to Seller (less the Deposit and any prorations, costs and credits due to Buyer under the terms of this Agreement) at the closing of the transaction contemplated hereby ("Closing") by wire transfer of immediately available federal funds.

2.2              Deposit. Within two (2) business days after the Effective Date, Buyer shall deliver the Initial Deposit to Escrow Holder. If Buyer fails to make the Initial Deposit in accordance with the foregoing, by 5:00 p.m., Chicago time, this Agreement shall automatically terminate (with no cure rights) and neither party shall thereafter have any further rights, obligations or liability hereunder, except those liabilities or obligations that expressly survive termination of this Agreement (the “Surviving Obligations”). Within two (2) business days after the expiration of the Inspection Period, Buyer shall deliver the Second Deposit to Escrow Holder.

2.3              Disposition of Deposit. The Deposit will be held by the Escrow Holder in an escrow for the mutual benefit of the parties in accordance with the terms of an earnest money escrow agreement in the form set forth on attached and incorporated Exhibit C (“Escrow Agreement”). All interest earned on the Deposit shall be delivered to the party entitled to receive the Deposit. The cost of the escrow will be shared equally by the parties. If Buyer desires for Escrow Holder to invest the Deposit, Buyer may so direct Escrow Holder and Buyer shall be solely responsible for the cost of any associated investment fees. In the event of termination of this Agreement prior to the expiration of the Inspection Period or not caused by any default hereunder, then any termination fees, cost and expenses concerning the escrow will be shared equally by and between the parties. However, in the event this Agreement is terminated due to default of a party, the defaulting party shall be responsible for all escrow costs and expenses.

ARTICLE 3

INSPECTION; TITLE; ESTOPPEL CERTIFICATES AND DEFEASANCE

3.1              Buyer's Inspections, Tests and Studies. During the Inspection Period, Buyer (and Buyer’s employees, agents, attorneys, contractors and consultants), at its sole expense, shall have the right to enter upon the Property to conduct any investigations, inspections and tests of the Property as Buyer deems necessary. Buyer shall at all times conduct such inspections in compliance with applicable laws, and in a commercially reasonable manner so as to not cause any damage, loss, cost or expense to Seller, the Property or the Tenants (and without unreasonably interfering with or unreasonably disturbing any Tenant in any material respect). To the extent any damage is caused by Buyer’s activities thereon, Buyer shall promptly restore the Property to as near its condition immediately preceding Buyer’s inspections and examinations as is practical (reasonable wear and tear and damage from casualty excepted) and shall keep the Property free and clear of any mechanic's liens or materialmen's liens in connection with such inspections and investigations, or other encumbrances. Subject to the notice and timing restrictions set forth in the following sentence, Buyer is expressly authorized to contact any Tenant or any governmental authority having jurisdiction over the Property. Buyer shall conduct its investigations, reviews and examinations of the Property (and any meetings or discussions with any Tenant) solely during business hours and upon at least twenty-four (24) hours' prior written (which may be via email) notice to Seller, and Seller shall have the right to have a representative of Seller to be present at all inspections, reviews and examinations and at all meetings or discussions with any Tenant or any governmental agency; provided that unless waived by Seller, Buyer shall not conduct any meetings or discussions with any Tenant unless Seller (or its representative or agent) is present. No intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings or the like) shall be conducted by Buyer without obtaining Seller's prior written consent, which consent shall not be unreasonably withheld and may be conditioned upon, among other things, Seller's reasonable approval of the following: (a) the contractor who will be conducting such testing; (b) such contractor's insurance coverage as provided below; (c) the scope and nature of the testing to be performed by such contractor; and (d) the written agreement by such contractor to be bound by the confidentiality provisions contained in this Agreement. Buyer’s obligations under this Section shall not merge into the Deed (defined below) and will survive the Closing or the earlier termination of this Agreement through December 31, 2017 (the “Survival Period”).

3.1.1        Insurance. Buyer shall, at its sole expense, (or cause its inspecting agents to) keep and maintain a policy of commercial general liability insurance with a contractual liability endorsement that covers Buyer’s indemnity obligation set forth above. This insurance policy shall name Seller as an additional insured and afford protection in limits of not less than Two Million Dollars ($2,000,000) for bodily injury or death in any one accident, and not less than Two Million Dollars ($2,000,000) for property damage. All insurance shall be effected under standard form policies, issued by insurers of recognized responsibility authorized to do business in the state in which the Property is located and having a national rating of A-VII or better. Prior to any entry by Buyer or its agents onto the Real Property for the purpose of conducting inspections, tests or studies, Buyer shall deliver to Seller certificates of such insurance coverage and, if such insurance is scheduled to expire prior to the estimated date of Closing, not less than ten (10) days before the expiration of the policy, a certificate of the renewal of such coverage.

3.1.2        Buyer's Reports. If, not due to Seller's default, this Agreement is terminated, and so long as the Deposit is returned to Buyer (as provided herein), then promptly following receipt of Seller’s written request therefor, Buyer agrees to deliver to Seller copies of any and all third-party reports which were prepared for Buyer and which are requested in writing by Seller; provided that Seller reimburses Buyer for 50% of the cost of any such reports simultaneously with Buyer delivering such requested reports to Seller. Buyer shall make no representation or warranty about the accuracy or completeness of any report so delivered, nor as to Seller’s right to rely on the same. Seller releases Buyer from any and all liability arising from or relating to the content of such reports.

3.1.3        Indemnification. Buyer shall indemnify, defend, protect and hold Seller, its partners, officers, directors, members, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (collectively, including Seller, the "Seller Indemnified Parties") harmless from and against any and all liens, claims, losses, liabilities, damages, costs, expenses, causes of action and expenses (including reasonable attorneys' fees and court costs) (collectively, which specifically exclude consequential and/or punitive damages, "Losses") which any of the Seller Indemnified Parties may suffer or sustain arising out of Buyer's inspections, tests and/or studies of the Property. Notwithstanding anything to the contrary contained in this Agreement, Buyer's indemnification obligations as set forth herein shall not apply to any Losses as a result of: (i) the negligence or willful misconduct of any of the Seller Indemnified Parties; or (ii) a condition existing at the Property prior to any entry by Buyer onto the Property, except to the extent such pre-existing condition was knowingly worsened by any act of Buyer, its agents or contractors. Buyer’s obligations under this Section shall not merge into the Deed and will survive for the Survival Period.

3.1.4        Right of Termination. If, in Buyer’s sole discretion, Buyer elects not to proceed with the purchase of the Property, for any reason or no reason whatsoever, then Buyer may terminate this Agreement by written notice delivered to Seller prior to the expiration of the Inspection Period. In the event of such termination, the Initial Deposit will be returned to Buyer, and neither party will have any further liabilities or obligations pursuant to this Agreement, except the Surviving Obligations. If Buyer fails to deliver any such written termination notice to Seller on or before the expiration of the Inspection Period, then Buyer shall be conclusively deemed to have waived its right to terminate this Agreement under the Inspection Period and the Agreement will continue in full force and effect.

3.2              Document Review; Assumption of Contracts.

3.2.1        Documents. Within three (3) business days following the Effective Date, Seller will deliver or make available to Buyer those documents listed on attached and incorporated Exhibit D (the "Property Information"), to the extent in Seller's possession.

3.2.2        Proprietary Information. Buyer acknowledges and agrees that some of the Property Information is proprietary and confidential in nature and has been or will be made available to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer and its representatives shall hold in confidence the Property Information, whether obtained before or after the Effective Date, and shall not disclose the same to others; provided, however, that Buyer may disclose: (a) prior to the Closing Date, to Buyer's employees, attorneys, accountants, consultants, lenders, prospective lenders, investors and/or prospective investors, any such Property Information, if such persons agree to treat such data and information confidentially; (b) on and after the Closing, to the public, the fact that Buyer has acquired the Property and the Purchase Price paid therefore; and (c) at any time, to governmental officials or third parties (including the public, respecting information contained in public reports), any such Property Information as may be required pursuant to any subpoena or court order in connection with any lawsuit. Buyer acknowledges, understands and agrees that the Property Information may have been prepared by parties other than Seller and that Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of the Property Information, except as expressly set forth herein.

3.2.3        Contracts. Buyer shall be deemed to have elected to terminate all of the Contracts expressly identified and listed in attached and incorporated Exhibit E, except those which Buyer expressly elects to assume in writing prior to Closing by written notice delivered by Buyer to Seller prior to the expiration of the Inspection Period. If any Contract requires more than thirty (30) days’ notice of termination and/or requires payment of any termination fee or penalty, then following the Inspection Period, Buyer may request that Seller provide notice of termination of any such Contracts in order to start such notice period, and, at or prior to Closing, Seller shall provide Buyer with evidence of payment of such termination fee or penalty.

3.3              Title and Survey.

3.3.1        Title. Within five (5) business days after the Effective Date, Seller shall cause to be delivered to Buyer: (i) a preliminary title report (the “PTR”) for the Real Property issued by the Title Company; and (ii) a photocopy of (or hyperlink to) all documents (“Title Documents”) describing all title exceptions shown on the PTR. Seller shall be responsible, as its sole cost and expense (other than the cost of endorsements not necessary to cure Unpermitted Exceptions (as defined below)), for the issuance by the Title Company to Buyer of an ALTA Extended Coverage Owner’s Policy of Title Insurance (the “Title Policy”), subject to Buyer’s completion of an ALTA Statement or such similar documentation that Title Company shall require from Buyer. It is Buyer's responsibility to confirm during the Inspection Period as to whether or not the Title Company will issue any all endorsements desired by Buyer.

3.3.2        Survey. Promptly after issuance of the PTR, Seller, at its sole cost and expense, shall order a plat of survey, to be dated after the Effective Date, certified to Buyer, Seller and the Title Company and prepared in accordance with the most recent standards for ALTA/NSPS Land Title Surveys, jointly established and adopted by ALTA and NSPS, including Table A items 1, 2, 3, 4, 6a &6b, 7(a), 7(b), 7(c), 8, 9, 11, 13, 16, 17, 18 (if any wetlands), 19 (offsite easements like access) and 20 for professional liability insurance (the “Survey”). The Survey must further list all schedule B items noted in the PTR, plot the same or state whether or not each affects the Property. If the Survey is delivered to Buyer after the expiration of the Inspection Period, Buyer shall not be required to deliver the Second Deposit until the objection/cure period process set forth in Section 3.3.3(a) has been completed.

3.3.3        Objections.

(a)       If: (A) the PTR discloses any Schedule B matters which Buyer takes issue with; or (B) the Survey depicts any matters which adversely affects the access to or from the Real Property, or the use or operation of the Real Property or any other matters adversely affecting the Property, Buyer shall have until the fifth (5th) business day following its receipt of the last of the PTR, the Title Documents and the Survey in order to object in writing to Seller as to any such matters (the “Unpermitted Exceptions”). All title exceptions described in the PTR or matters reflected on the Survey which are not Unpermitted Exceptions shall be referred to herein as “Permitted Exceptions”. Seller shall have five (5) business days (the “Cure Period”) after receipt of Buyer’s notice, to eliminate or satisfy the Unpermitted Exceptions to the reasonable satisfaction of Buyer, or elect to not so eliminate or satisfy the same. If Seller fails, or elects not, to have the Unpermitted Exceptions removed within the Cure Period, Buyer may elect to either: (1) terminate this Agreement; or (2) waive the Unpermitted Exceptions and accept title to the Property subject to the Unpermitted Exceptions (in which event such exceptions shall be deemed a “Permitted Exception”). In the event that on or before the end of the third (3rd) business day following the Cure Period, Buyer has failed to elect, in writing, either option under subparagraphs (1) and (2) above, then Buyer shall be conclusively deemed to have elected to waive the Unpermitted Exceptions under subparagraph (2) above. If Buyer elects to terminate this Agreement: (i) the Deposit will be returned to Buyer; and (ii) this Agreement shall become null and void with neither party having any further rights or liabilities pursuant to this Agreement, except the Surviving Obligations.

(b)       If any additional exceptions to title or survey are disclosed after the issuance of the initial PTR (“New Title Objections”), the parties shall address the New Title Objections in the same manner provided above in paragraph (a) but subject to the times frames as set forth below under this Section so that if Buyer disapproves any of the New Title Objections, Seller shall have three (3) business days to notify Buyer in writing of its inability or unwillingness to remove such exceptions. If Seller does not provide such written notice, Seller shall be obligated to cause such matter to be removed prior to the Closing Date. In the event Seller shall so notify Buyer within said period, Buyer, by written notice to Seller no later than ten (10) business days thereafter, may do one of the following: (i) terminate this Agreement, in which event, the Deposit will be returned to Buyer, and neither party will have any further liabilities or obligations pursuant to this Agreement, except the Surviving Obligations; or (ii) waive such exceptions and proceed with the transaction contemplated herein. Closing may be extended by either party if necessary to allow for the parties to benefit from the full time frames set forth in this Section 3.3(b). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller hereby covenants to remove, and shall be obligated to remove, any mortgages, financing statements, and/or encumbrances covering or affecting the title to and in the Property which secure any financing of Seller, and shall either remove or cause the Title Company, at Seller’s expense, to affirmatively insure over in a manner satisfactory to Buyer: (i) any mechanic’s or materialmen’s liens against the Property unless and to the extent of work performed by or on behalf of Buyer or any Tenant; (ii) any tax or judgment liens against Seller and the Property; and (iii) any title encumbrance which is not a Permitted Exception and was caused by Seller's actions following the Effective Date.

3.4               Estoppel Certificates for the Retail Leases. Within seven (7) business days following the Effective Date, Seller shall prepare estoppel certificates for all the Retail Leases in the form set forth on attached and incorporated Exhibit F (or such form as may be mandated by a Tenant’s Retail Lease) modified to reflect the terms and conditions of the applicable Lease (the "Estoppel Certificates"), and deliver the same to Buyer for its review and approval. Upon approval by Buyer (which approval shall not abrogate Seller’s duty to have completed the estoppel accurately and such approval shall be deemed granted if Buyer fails to provide written notice to Seller disapproving the same [including specific reasons for such disapproval] within three (3) business days following its receipt of the draft Estoppel Certificate), Seller shall deliver the same to each retail Tenant and Seller will thereafter use commercially reasonable efforts to cause each retail Tenant to execute to its Estoppel Certificate and to return it to Buyer at least three (3) business days prior to the expiration of the Inspection Period (the "Estoppel Date"). In no event shall Seller be in default hereunder for its failure to obtain any or all of the Estoppel Certificates; provided, however, it shall be a condition precedent to Buyer’s obligations hereunder that Buyer receive all of the Estoppel Certificates by the Estoppel Date. If, prior to the Estoppel Date: (a) Seller has failed to deliver any of the Estoppel Certificates, or (b) there exists a Rejected Estoppel Certificate (defined below), then either party may elect to extend the Estoppel Date by up to fifteen (15) days (the "Estoppel Extension Period"), which shall serve to extend the Closing Date by the same period of time, to enable Seller to (A) obtain and deliver to Buyer the missing Estoppel Certificates, or (B) to cause any such retail Tenant to execute a substitute Estoppel Certificate for a Rejected Estoppel Certificate. If either party desires to extend the Estoppel Date as set forth in the preceding sentence, it shall notify the other party in writing of such election at least one (1) business day prior to the Estoppel Date. If Seller fails to obtain all of the Estoppel Certificates prior to the expiration of the Estoppel Extension Period, then Buyer may either: (1) terminate this Agreement by written notice to Seller; or (2) waive the estoppel requirement and proceed to the Closing. If Buyer terminates this Agreement in accordance with the foregoing, the Deposit shall be promptly delivered to Buyer and neither Party shall thereafter have any further rights or obligations hereunder, except the Surviving Obligations. If Buyer waives the estoppel requirement, Seller shall deliver to

Buyer a certificate ("Seller's Certificate") in a form reasonably satisfactory to Buyer certifying and warranting to Buyer all of the information contained in the Estoppel Certificate (subject to completing blanks, and to such other minor technical qualifications as may be necessary to make such certificate factually correct) with respect to any Tenant who failed to execute an Estoppel Certificate (which certificate shall become void and unenforceable upon the earlier to occur of: (y) the delivery of an Estoppel Certificate (which is not a Rejected Estoppel Certificate) from such Tenant; or (z) the expiration of the Survival Period, unless Buyer shall have given Seller written notice of a breach of any matter set forth in Seller's Certificate within the Survival Period).

A "Rejected Estoppel Certificate" means an Estoppel Certificate disapproved by Buyer as a result of the Tenant modifying the Estoppel Certificate in a manner which results in the failure of the Estoppel Certificate to confirm a material provision of or amount due under the applicable Retail Lease, or identifies a material default under such Retail Lease or any material claim against Seller, as determined in Buyer’s reasonable discretion. Buyer's failure to timely disapprove an Estoppel Certificate within three (3) business days after receipt of same shall be deemed Buyer's approval thereof.

If, as a result of the Defeasance, the Closing takes place on or after April 26, 2017, then updated Estoppel Certificates will be required to be obtained using the same process as set forth above.

3.5               Defeasance. In connection with the sale of the Property, concurrent with the Closing, Seller will be defeasing the existing loan (the “Loan”) encumbering the Property (the “Defeasance”). Seller agrees that within three (3) business days following the expiration, or Buyer’s earlier waiver, of the Inspection Period, Seller will issue its defeasance notice and thereafter cause the Loan to be timely defeased. Seller agrees to use good-faith and diligent efforts in causing the completion of the Defeasance, including causing its lender to prosecute the completion of the Defeasance. Seller shall provide Buyer with concurrent copies of its defeasance notice and evidence of payment the defeasance deposits (if any). Buyer, at no cost to it, agrees to reasonably cooperate with Seller's efforts to complete the Defeasance. At such time as Seller has actual knowledge that the Defeasance is ready to close, Seller will provide Buyer written notice of the same. In all events, if the Defeasance has not occurred by May 31, 2017, Buyer shall have the right (but not the obligation) to terminate this Agreement upon written notice to Seller, in which event: (i) Buyer will receive a return of the Deposit; and (ii) Seller will reimburse Buyer for all of Buyer's actual documented costs incurred in connection with this Agreement in an amount not to exceed $100,000 in the aggregate. The parties understand and agree that the first monies released from the Closing escrow on the Closing Date will be those in an amount sufficient to purchase the securities under the Defeasance, and after such purchase has been confirmed by counsel representing the lender of the Loan, then escrow will be closed with the remainder of monies disbursed and documents sent for recording.

ARTICLE 4

ESCROW AND CLOSING

4.1              Closing. The Closing shall occur through an escrow (the "Escrow") with Escrow Holder on the Closing Date. The Closing shall be a so called "New York Style" closing in which the documents and monies are disbursed with the recordable documents being recorded after such disbursement and the Title Company insuring the "Gap Period", the cost of which, if any, will be shared equally by the parties. The parties agree that the Closing may be set up so that the parties and their respective attorneys, or any of them, need not be physically present and may deliver all necessary documents by overnight mail or other means.

4.2              Seller's Deliveries. No later than 11:00 am, Chicago time, on the Closing Date (with no cure rights whatsoever), Seller shall deliver to Escrow Holder the following with respect to the Property:

4.2.1        A Special Warranty Deed in the form set forth on attached and incorporated Exhibit G (the "Deed"), duly executed and acknowledged by Seller, conveying title to the Real Property to Buyer;

4.2.2        Two (2) counterpart originals of a Bill of Sale and General Assignment in the form set forth on attached and incorporated Exhibit H (the "Bill of Sale"), executed by Seller;

4.2.3        Blanket Notice to the Tenants in the form set forth on attached and incorporated Exhibit I ("Tenant Notice"), duly executed by Seller;

4.2.4        Two (2) counterpart originals of an Assignment and Assumption of Leases in the form set forth on attached and incorporated Exhibit J (the "Assignment of Leases"), executed by Seller;

4.2.5        An updated Residential Rent Roll and Retail Rent Roll certified by Seller as being complete, true and correct in all material respects;

4.2.6        An original of a “FIRPTA” certificate, in customary form, duly executed by all entities comprising Seller;

4.2.7        Certificate of Accuracy reaffirming the representations and warranties set forth in Section 5.1 below;

4.2.8        Applicable transfer tax declarations;

4.2.9        A termination of any management agreement(s) relating to the Property;

4.2.10    Either (A) a release of Buyer delivered by the Illinois Department of Revenue of and from any claims that the department may have pursuant to Section 902(d) of the Illinois Income Tax Act and/or Section 444(j) of the Retailers Occupation Tax Act (collectively, the "Bulk Sales Acts"), or (B) a certificate and indemnification agreement from Seller to Buyer assuring Buyer that the provisions of said Bulk Sales Acts do not apply to the sale of the Property by Seller or no such taxes are due and owing in the form set forth on attached and incorporated Exhibit L; and

4.2.11    Such other documents as may be reasonably required by Buyer, Escrow Holder or Title Company including, without limitation, a customary form of owner's/seller's affidavit and Seller’s resolutions authorizing the sale contemplated herein.

Seller agrees to make available to Buyer within two (2) days after the Closing (to the extent they exist) the originals of the Leases and electronic files with respect to the management and operation of the Property, and originals of the Estoppel Certificates, Warranties and Contracts.

4.3              Buyer's Deliveries. No later than 11:00 am, Chicago time, on the Closing Date (with no cure rights whatsoever), Buyer shall deliver to Escrow Holder the following:

4.3.1        The Purchase Price (less the Deposit), plus all net prorations, closing costs and other funds required to be paid or provided by Buyer under this Agreement;

4.3.2        Two (2) counterpart originals of the Bill of Sale, duly executed by Buyer;

4.3.3        Two (2) counterpart originals of the Assignment of Leases, duly executed by Buyer; and

4.3.4        Such other documents as may be reasonably required by Seller, Escrow Holder or Title Company.

4.4              Prorations. The following items shall be prorated between Seller and Buyer at the Closing by increasing or decreasing, as the case may be, the funds to be delivered by Buyer at the Closing, with all items pertaining to the month of Closing to be prorated based on the actual number of days in the month in which the Closing occurs. Except as otherwise set forth herein, the following items shall be prorated as of 11:59PM on the day preceding the Closing Date, with the Closing Date being an income and expense day for Buyer.

4.4.1        General real estate taxes, not yet due and payable (collectively, the “Taxes”), to the extent not the obligation of Tenants under the Retail Leases, shall be prorated based upon 103% of the most recent assessed value and tax rate with a reproration upon issuance of the actual bills for such applicable period. In no event shall Seller be charged with or be responsible for any increase in the Taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into or for any other reason arising after the Closing. To the extent Seller has engaged a third-party to contest the Taxes assessed against the Property for 2016 or subsequent years, Seller, at Seller's cost, will terminate any such contract prior to the Closing. The terms of this Section 4.4.1 will survive the Closing and not merge into the Deed.

4.4.2        Rents, revenues and other income, if any, payable by the Tenants (“Rents”), will be prorated such that: (i) Seller will be entitled to retain any collected Rents accruing for the period prior to the Closing Date; and (ii) Buyer will receive a credit for all collectible Rents for the month of Closing from and after the Closing Date. For Rents received after the Closing by either Seller or Buyer for the month in which the Closing Date occurs, the receiving party agrees to promptly remit to the other party its share of such Rents as set forth in the preceding sentence. Prepaid Rents received by Seller as of the Closing Date for any period following the Closing Date shall be credited to Buyer at Closing. In the event any delinquent Rents (Rents due prior to the month in which the Closing Date occurs but has not been made as of the Closing Date) are collected by either Seller or Buyer from a Tenant after Closing, the same will: (i) first, apply any such amounts against the amounts then due Buyer relating to the period accruing after the month in which the Closing occurred; and (ii) last, then remit to Seller the balance owed Seller for any period prior to the month in which the Closing occurred. Seller shall have the right for a period of six (6) months following Closing to pursue any delinquent Rents due it from any Tenant for any period prior to Closing, and Buyer shall reasonably cooperate in such endeavor at no third party out-of-pocket costs or expenses to Buyer, provided, however, that Seller shall not seek, and Buyer shall not be required to terminate any Lease (or any Tenant’s right of possession), and Seller shall have no right to evict Tenants or to declare a current default under such Tenants’ respective Leases.

4.4.3        To the extent any retail Tenants are responsible for the payment of any Taxes in connection with the operation of the Property (“Tax Escrows”), all such Tax Escrows held by Seller for the calendar year 2017 Taxes (due and payable in 2018) shall be credited to Buyer at Closing.

4.4.4        To the extent Tenants are responsible for the payment of any common area maintenance expenses, insurance and the like payable in connection with the operation of the Property (“Reimbursable Expenses”), for the 2017 Reimbursable Expenses, Seller will be entitled to retain that portion of Tenants’ payments received by Seller with respect to the Reimbursable Expenses which equate to those amounts then expended by Seller for such 2017 Reimbursable Expenses. The remaining amount of such payments received by Seller from Tenants shall be credited to Buyer at Closing.

4.4.5        The full amount of the Security Deposits set forth in the Leases will be credited to Buyer (subject to application of the same to cure a default as permitted in any such Lease [Seller to provide Buyer with written notice of such default and application] and if such cure takes place after the expiration or Buyer’s earlier waiver of the Inspection Period and confirmation that Escrow Holder has received the Second Deposit, then as is approved by Buyer, in its sole and absolute discretion, in writing). If the Security Deposit is in the form of a letter of credit or other financial instrument, Seller will assign the same to Buyer and deliver the original letter of credit or other financial instrument to Buyer at Closing.

4.4.6        All charges under the Contracts which Buyer elects to assume pursuant to this Agreement shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the "Current Billing Period"), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the date of the Closing (which shall be allocated to Seller) and the number of days in the Current Billing Period after the Closing Date (which shall be allocated to Buyer), and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the date of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills.

4.4.7        Seller hereby agrees to pay in full as of the Closing Date the following amounts with respect to the Leases as of the Effective Date: (i) any rent abatement or other rental concession granted to any Tenant under a Lease for any period which will extend beyond the Closing Date, including, but not limited to, the amount of any rebates, rental concessions, gift cards, non-monetary concessions [i.e., televisions bicycles, iPads, etc.], free rent periods, credits or setoffs given to any Tenant under a Lease; (ii) all leasing commissions and brokerage fees owing in connection with the current terms of the Leases; (iii) any tenant improvement allowances due and payable under the Leases; and (iv) the cost of completing any tenant improvements (if any) if completion is to occur after Closing.

4.4.8        Seller and Buyer agree that: (i) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (ii) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits (it being understood, however, that Seller shall be entitled to a credit at the Closing for any utility deposits which it or its predecessors have made prior to the Closing Date, to the extent the same are transferred to Buyer, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits for which it does not receive a credit hereunder). Accordingly, there will be no prorations for insurance or utilities (except to the extent provided above for utility deposits). In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 4.4.6. Buyer acknowledges and agrees that, at any time following the Closing, Seller may terminate any and all utility accounts that remain in Seller's name.

4.4.9        Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances and leasing commissions (but excluding attorneys' fees), actually paid by Seller prior to Closing in connection with a Lease Event (defined below) entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to the terms of this Agreement.

4.4.10    Seller and Buyer shall prorate any other items of income and expenses necessary to effectuate the intent of the parties that all income and expense items be prorated as provided above in this Section 4.4. Except for the Taxes which are specifically addressed above, all provisions for pro-rations under this Section 4.4 shall survive for the Survival Period and Buyer and Seller shall work diligently and in good faith to resolve any disagreements pertaining to the true-up. Buyer and Seller shall each indemnify, protect, defend and hold the other party harmless from and against any and all Losses in any way arising to the extent of and for amounts as to which the indemnifying party receives a credit, or for which the indemnifying party otherwise assumes responsibility, pursuant to this Agreement.

4.5              Seller's Deliveries to Buyer. Upon the Closing, Seller shall deliver to Buyer all right, title and interest in and possession of the Property, subject to the rights of the Tenants under the Leases. Subsequent to the Closing, Seller shall, from time to time, upon request by Buyer, at no material cost or liability to Seller, execute and deliver such consents, waivers and other documents as may be required by Buyer in connection with the ownership and operation of the Property.

4.6              Closing Costs.

4.6.1        Escrow Fees. Any escrow fee charged by Escrow Holder shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

4.6.2        Seller's Responsibility. Upon the Closing, Seller shall pay for: (i) all transfer taxes assessed by the State, the County, and the Village in connection with the transfer of the Property; (ii) the cost of the Title Policy (including extended coverage, but no other endorsements other than those to remove Unpermitted Exceptions); and (iii) the cost of the Survey.

4.6.3        Buyer's Responsibility. Upon the Closing, Buyer shall pay for: (i) the cost of any endorsements desired by Buyer to the Title Policy (other than those to remove Unpermitted Exceptions); (ii) all costs in connection with its loan; and (iii) the cost to record the Deed.

Except as otherwise provided in Section 6.3, each party shall be responsible for the payment of its own attorneys' fees incurred in connection with the transaction which is the subject of this Agreement.

4.7              Real Estate Commissions. Buyer and Seller hereby represent and warrant to the other party that no commission is payable to any person or entity in connection with the transaction contemplated herein based upon any dealings or actions by the party making such representation except for Seller's broker, The Taxman Corporation ("Broker"). Seller shall pay a real estate brokerage commission to Broker in accordance with a separate agreement between Broker and Seller. Each party further agrees to and shall indemnify, protect, defend and hold the other party harmless from and against the payment of any commission to any other person or entity claiming by, through or under the indemnifying party. This indemnification shall extend to any and all claims, liabilities, costs, losses, damages, causes of action and expenses (including reasonable attorneys' fees and court costs) arising as a result of such claims and shall survive the Closing. Seller has informed Buyer that one or more of the officers, shareholders, members or partners of Seller are licensed real estate agents in the State of Illinois and own an economic interest in Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

5.1              Representations and Warranties of Seller. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to acquire the Property, Seller hereby represents and warrants to Buyer as of the Effective Date (and which will be deemed remade as of the Closing Date) as follows:

5.1.1        Seller has not granted any rights to purchase, options or rights of first refusal or rights of first offer to third parties to purchase or otherwise acquire any interest in the Property.

5.1.2        Each of the Residential Rent Roll and the Retail Rent Roll is true, complete and accurate, and, to Seller’s actual knowledge: (i) the Leases are in full force and effect, have not been further altered, modified or amended except as otherwise disclosed by Seller to Buyer in writing; (ii) neither Seller nor any Tenant (or guarantor) is in default under any of the Leases that remains uncured, except as set forth on attached and incorporated Exhibit K or in the Aged Receivables; (iii) no Tenant has given written notice of any offsets, defenses or claims available against Rent or other charges payable by it or other performance or obligations otherwise due from it under any Lease, except as set forth on Exhibit K; and (iv) all Security Deposits, concessions, abatements and tenant inducements are accurately described in the Residential Rent Roll, the Retail Rent Roll or the Property Information. There are no Leases which affect or encumber the Property, except as expressly identified and disclosed in the Residential Rent Roll and the Retail Rent Roll. Except as otherwise expressly identified and disclosed in the Residential Rent Roll and the Retail Rent Roll and/or the Leases, no Tenant is entitled to any renewal or extension options, purchase options, concessions, abatements, allowances, rebates or refunds, nor has any Tenant prepaid any rents or other charges for more than the current month (except for the minimum monthly rent and the Reimbursable Expenses that shall have become due for the then current month). All tenant improvement allowances and leasing commissions and fees with respect to each such Lease (including commissions or fees relating to any renewals or extensions of any such Leases), have either been paid in full, or will be paid in full by Seller prior to or through the Closing escrow. Seller has no actual knowledge of a request by a Tenant to terminate its Lease or defer its rental payments.

5.1.3        No Residential Lease exceeds an eighteen (18) month term, nor does any Tenant under a Residential Lease have an option or right of first refusal to purchase or extend, except that all of the Residential Leases are renewable with 60 days’ notice to Seller at then current market rentals.

5.1.4        To Seller's actual knowledge, there are not any current or contemplated special assessments with respect to the Real Property.

5.1.5        There is no pending action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property. To Seller's actual knowledge, there are no threatened or contemplated actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the Property or in which Seller is, or will be, a party by reason of Seller's ownership of the Property.

5.1.6        Seller has received no written notice nor, to Seller's actual knowledge, is any such notice pending or threatened, from any governmental authority having jurisdiction over the Property, or from any other person or entity, to the effect that the Property is not currently in compliance with applicable laws and ordinances, including, without limitation, Environmental Law, zoning, ADA compliance, subdivision, building or similar laws, ordinances, codes, orders or regulations, and Seller has no actual knowledge that the Property is not currently in compliance with all applicable laws and ordinances.

5.1.7        There are no Contracts relating to the Property except for those listed on Exhibit E. To Seller’s actual knowledge: (i) Seller is not in default under any of the Contracts; (ii) no other parties to any of the Contracts are in default thereunder; and (iii) all of the Contracts are in full force and effect and the copies delivered to Buyer are true and complete.

5.1.8        This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller has the legal capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party.

5.1.9        During its period of ownership of the Property, Seller has not knowingly caused or permitted any introduction, use, generation, storage, release, discharge, or disposal of any Hazardous Materials on, under, or about the Property. Except as is expressly disclosed in the Property Information, Seller has no actual knowledge of any use, generation, storage, release, threatened release, discharge, disposal, or presence of any Hazardous Materials on, under, or about the Property.

5.1.10    To Seller's actual knowledge, no default or breach exists under any of the covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any part of the Property.

5.1.11    There are no adverse or other parties in possession of the Property, or any part thereof, except Seller and Tenants under the Leases, nor has any party been granted any license, lease or other right relating to the use or possession of the Property or any part thereof, except the Tenants and those parties under the Permitted Exceptions.

5.1.12    Neither Seller nor any of its managers or members are the subject debtor(s) under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and, to Seller's actual knowledge, no such actions have been threatened against Seller or its managers and members.

5.1.13    Seller has paid all unemployment taxes due to any governmental authority for its employees, if any, and will pay such taxes coming due after the Effective Date on or before the due date thereof.

5.1.14    Seller has paid all leasing brokerage fees or commissions due to any leasing brokers for the Leases.

5.1.15    To Seller’s actual knowledge, except as set forth in the Property Information or as may be caused by earth movement activity (as Illinois is located over a fault line), there are no soil conditions existing on or about the Land which could cause instability, susceptibility to landslides or the need for undershoring or materially affect the stability and/or integrity of the Land or Improvements.

5.2              Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” or “actual knowledge” of Seller or words of similar import are used, it shall be deemed to mean the actual acknowledge of Seymour Taxman, Margie Georgopulos and Betty Jensen who is/are the person(s) most knowledgeable, and is/are named solely for the purpose of defining and narrowing the scope of Seller's knowledge and not for the purpose of imposing any liability on or creating any duties running from him/her/it personally and individually to Buyer, and, in no event shall s/he/it personally and individually have a duty to conduct any investigation or inquiry for purposes of the making the representations and warranties herein.

5.3              Recertification. If, prior to the Closing, any of the representations or warranties made by Seller are untrue, inaccurate or incorrect in any material respect, the discovering party will give written notice thereof to the other party within three (3) business days of obtaining such actual knowledge (but, in any event, prior to the Closing). If Seller fails to cure any such misrepresentation or breach by the Closing Date (which Seller may extend by up to ten (10) business days for the purpose of such cure), then Buyer may elect to: (i) waive such misrepresentations or breaches of representations and warranties and consummate the purchase and sale of the Property without any reduction of or credit against the Purchase Price; or (ii) terminate this Agreement by written notice given to Seller by the Closing Date, in which event: (a) the Deposit will be returned to Buyer and neither party will have any further liabilities or obligations pursuant to this Agreement, except the Surviving Obligations; and (b) if and only if, the representation or warranty was accurate as of the Effective Date but later became inaccurate (after the expiration of the Inspection Period) for reasons caused by Seller's acts or omissions to act, then Buyer may treat the same as a breach under this Agreement.

5.4              Waiver; Survival. If Buyer has actual knowledge, as of the Closing Date, that any of the Seller’s representations and warranties is untrue but does not elect to pursue the remedies available to it under this Agreement notwithstanding such fact, Buyer shall be deemed to have waived the breach of such representation or warranty. Seller shall have the burden of proof that Buyer had such actual knowledge as of the Closing Date. Seller’s representations and warranties in this Agreement shall not merge into the Deed and shall survive the Closing for the Survival Period; provided, however, no claim after the Closing Date for a breach of any Seller representation or warranty will be actionable or payable unless: (i) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or actually known by, Buyer prior to Closing; (ii) written notice containing a description of the specific nature of such breach must have been delivered by Buyer to Seller prior to the expiration of the Survival Period; (iii) the aggregate amount of actual damages claimed does not exceed $750,000.00 (the “Cap”); and (iv) action with respect to such breach(es) must have been commenced by Buyer against Seller within 3 months following such notice if the breach has not been remedied by Seller and Seller has not agreed in writing to remedy the breach. Seller covenants and agrees that in order to secure such post-closing obligations, it will keep no less than $750,000.00 in its bank account throughout the Survival Period.

5.5              AS-IS. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE PROPERTY IS BEING SOLD IN AN "AS IS, WHERE IS" CONDITION AND "WITH ALL FAULTS" AS OF THE EFFECTIVE DATE AND OF THE CLOSING DATE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY MEMBER, OFFICER, PERSON, FIRM, AGENT, ATTORNEY, OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO THE CONDITION OR REPAIR OF THE PROPERTY OR THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL THEREOF OR AS TO ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, REPAIR, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES PRIOR TO THE EFFECTIVE DATE ARE MERGED IN THIS AGREEMENT AND THE ATTACHED EXHIBITS, WHICH FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, WITH NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT OR THE ATTACHED EXHIBITS. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO WHETHER THE PROPERTY CONTAINS ASBESTOS OR ANY HAZARDOUS MATERIALS OR HARMFUL OR TOXIC SUBSTANCES, OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME, IF ANY. FURTHER, TO THE EXTENT THAT SELLER HAS PROVIDED TO BUYER INFORMATION FROM ANY INSPECTION, ENGINEERING OR ENVIRONMENTAL REPORTS CONCERNING ASBESTOS OR ANY HAZARDOUS MATERIALS OR HARMFUL OR TOXIC SUBSTANCES, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH REPORTS.

FURTHER, BUYER ACKNOWLEDGES THAT, REGARDLESS OF THE CONTENT OF ANY OF THE PROPERTY INFORMATION, DISCLOSURES OR ANY STATEMENTS THAT ANY OF THE SELLER INDEMNIFIED PARTIES MAY HAVE MADE TO BUYER, ITS AGENTS, EMPLOYEES, OFFICERS, CONTRACTORS, PARTNERS OR MEMBERS (OTHER THAN THE EXPRESS REPRESENTATIONS, WARRANTIES COVENANTS AND AGREEMENTS OF SELLER SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS OR INSTRUMENTS EXECUTED AND DELIVERED BY SELLER AT THE CLOSE OF ESCROW), SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (1) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (2) THE INCOME TO BE DERIVED FROM THE PROPERTY; (3) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (4) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (5) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (6) EXCEPT AS EXPRESSLY SET FORTH HEREIN, ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND BUYER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED.

5.6              Buyer's Release and Covenant Not to Sue. Buyer for itself and each of its present and future directors, officers, employees, agents, parties, affiliates, representatives, attorneys, subsidiaries, parent and affiliated corporations, predecessors, successors, and assigns (collectively, "Buyer-Related Entities"), hereby releases and covenants not to sue any of the Seller Indemnified Parties from and for any and all Losses, whether known or unknown, existing or potential, which Buyer or the Buyer-Related Entities have or assert or hereafter may have or assert, against any of the Seller Indemnified Parties by reason of any purported act or omission on the part of any of the Seller Indemnified Parties occurring prior to the Closing Date, to the extent such Losses are based upon, arise out of, or are in any way connected with any of the following: (i) the condition, status, quality, nature, contamination or environmental state of the Property, including any Environmental laws; (ii) any violation of, noncompliance with, or enforcement of applicable laws, regulations or ordinances with respect to the Property including the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq ; (iii) any use, generation, storage, release, threatened release, discharge, disposal, or presence of any Hazardous Materials on, under, or about the Property or, to the extent affecting the Property, any property in the vicinity of the Property; (iv) the inaccuracy, unreliability, or incompleteness of, or any defect or mistake in, any of the Property Information; (v) the use, maintenance, development, construction, ownership or operation of the Property by Seller or any of Seller’s predecessor(s)-in-interest in the Property; (vi) any matters arising from or relating to the leasing of the Property, except to the extent covered by Seller’s indemnity set forth in the Assignment of Leases; or (vii) any matters based on Seller’s alleged superior knowledge.

Notwithstanding the foregoing release: (1) nothing in such release shall release Seller on account of fraud or impair or restrict in any way Buyer’s rights with respect to Seller’s representations and warranties expressly set forth in this Agreement; and (2) the release shall not apply to third-party tort claims relating to the Property and occurring during Seller’s ownership of the Property and does not prohibit Buyer from filing a cross-claim for equitable indemnity or comparative fault against Seller in connection with a lawsuit filed against Buyer for acts (other than those by Buyer or its agents) that took place prior to the Closing and during Seller’s ownership of the Property, provided that (a) such cross-claim is limited to the scope of the claim made against Buyer that relates to such pre-Closing acts and the initial claim against Buyer was not instigated by Buyer’s willful actions, and (b) Buyer is prohibited from disclosing to any claimant or proposed claimant the existence of this right to cross-claim (meaning that Buyer does not invite a claim to be made against it just so it can file a cross-claim against Seller).

The terms and obligations contained in Section 5.5 and Section 5.6 shall not merge into the Deed and will survive the Closing or earlier termination of this Agreement.

5.7              Interim Covenants of Seller. From the Effective Date and through the Closing Date or the sooner termination of this Agreement:

5.7.1        Seller shall maintain the Property in the same manner as it has maintained the Property prior to the Effective Date pursuant to its normal course of business and in compliance with all applicable laws, codes, statutes and governmental rules, regulations and requirements, subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.

5.7.2        Seller shall not enter into or extend, renew, modify or replace any Contracts or other agreements (collectively, a "Contract Event") without the prior written consent of Buyer (not to be unreasonable withheld, conditioned or delayed; provided that following the expiration or Buyer’s earlier waiver of the Inspection Period and confirmation that Escrow Holder has received the Second Deposit, such consent may be withheld in Buyer’s sole and absolute discretion), and Seller shall promptly provide Buyer with copies of all such documents from the Contract Event. With respect to any such document submitted by Seller to Buyer, if, within five (5) business days after Seller's written request for such consent, Buyer fails to consent, then Buyer shall be deemed to have approved the Contract Event. Notwithstanding the foregoing to the contrary, prior to the expiration or waiver of the Inspection Period, Buyer shall have no approval rights over a Contract Event, so long as such Contract Event can and will be terminated as of the Closing Date (at no cost or expense to Buyer) unless, prior to the Closing Date, Buyer, in its sole discretion, elects to ratify such Contract Event in writing. However, Seller will still provide to Buyer copies of all such documents from the Contract Event.

5.7.3        Except for: (i) Residential Leases (or extensions of Residential Leases) in the ordinary course of business at rental rates consistent with the rates provided in the current Residential Rent Roll and/or then current market rates provided that such Residential Leases shall not have a term in excess of one (1) year; or (ii) terminations of any Residential Leases in the event of monetary or other material defaults by the Tenant thereunder, Seller will not enter into any new lease relating to the Property or modify any existing Lease covering space in the Property (including any extension thereof) (collectively, a "Lease Event") without the prior written consent of Buyer (not to be unreasonable withheld, conditioned or delayed; provided that following the expiration or Buyer’s earlier waiver of the Inspection Period and confirmation that Escrow Holder has received the Second Deposit, such consent may be withheld in Buyer’s sole and absolute discretion), and Seller shall promptly provide Buyer with copies of all such documents from the Lease Event. With respect to any such document submitted by Seller to Buyer, if, within five (5) business days after Seller's written request for such consent, Buyer fails to consent, then Buyer shall be deemed to have approved the Lease Event. In the event of any Lease Event after the Effective Date which is approved (or deemed approved) by Buyer and which requires the construction of tenant improvements and/or the payment of leasing or brokerage commission(s) by the landlord, including, without limitation, brokerage commissions upon the exercise by the tenant thereunder of an expansion, extension or renewal option contained in such tenant's lease, Buyer shall: (i) pay, and/or reimburse Seller at Closing (but not otherwise) for the paid portion of the cost of such improvements and such leasing or brokerage commission(s) associated with such lease to the extent expressly provided for in the lease document approved (or deemed approved) by Buyer; and (ii) assume all of Seller's obligations as landlord thereunder with respect to the payment of tenant improvements and brokerage commissions after Closing to the extent expressly provided for in the lease document approved (or deemed approved) by Buyer.

5.7.4        In accordance with the terms and provisions of this Agreement, Seller shall use commercially reasonable efforts to maintain the current occupancy levels at the Property by operating the Property in the same manner as it has prior to the Effective Date pursuant to its normal course of business as if Seller is planning on owning the Property long-term.

5.7.5        Seller shall (a) keep all existing insurance policies affecting the Property, including earthquake insurance (if any), in full force and effect, (b) not make any material alterations to the Property without first obtaining the Buyer's prior written consent, except to the extent such alterations are required by law or under any Lease and (c) not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property, unless required to do so by applicable law.

5.8              Representations and Warranties of Buyer. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property, Buyer hereby represents and warrants to Seller as of the Effective Date (and which will be deemed remade as of the Closing Date) as follows:

5.8.1        This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer. Buyer has the legal capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party.

5.8.2        Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Buyer is a party.

5.8.3        Buyer's acquisition of the Property is not conditioned upon obtaining any financing.

ARTICLE 6

REMEDIES

6.1              Liquidated Damages; Seller's Remedies. IN THE EVENT BUYER FAILS TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT FOR ANY REASON (UNLESS EXCUSED AND AS TO BUYER’S ALLEGED DEFAULTS, ONLY AFTER NOTICE AND OPPORTUNITY TO CURE, IF ANY, HAS EXPIRED), SELLER MAY TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO BUYER. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER AS A RESULT THEREOF. THEREFORE, BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AND AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH BREACH, AN AMOUNT EQUAL TO THE DEPOSIT. NOTWITHSTANDING THE FOREGOING, THIS LIQUIDATED DAMAGES PROVISION SHALL NOT LIMIT SELLER'S RIGHT TO: (I) RECEIVE REIMBURSEMENT FOR OR RECOVER DAMAGES IN CONNECTION WITH BUYER'S INDEMNITY OF SELLER AND/OR BREACH OF BUYER'S OBLIGATIONS WHICH ARE SPECIFICALLY STATED TO SURVIVE THE TERMINATION OF THIS TRANSACTION; (II) SEEK A CLAIM FOR PAYMENT OF THE SECOND DEPOSIT, IF BUYER'S BREACH WAS ITS FAILURE TO MAKE THE SECOND DEPOSIT; (III) RECOVER ITS REASONABLE ATTORNEYS' FEES AND COURT COSTS PURSUANT TO THIS AGREEMENT; AND/OR (IV) PURSUE ANY AND ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT THAT FOLLOWING ANY PROPER AND LAWFUL TERMINATION OF THIS AGREEMENT, ANY OF THE BUYER RELATED ENTITIES WRONGFULLY ENCUMBERS THE PROPERTY IN A MANNER THAT WOULD OTHERWISE DELAY OR PREVENT SELLER FROM HAVING CLEAR, INDEFEASIBLE AND MARKETABLE TITLE TO THE PROPERTY (AND BUYER FAILS TO REMOVE SUCH TITLE ENCUMBRANCE WITHIN FIVE (5) DAYS AFTER SELLER'S WRITTEN NOTICE). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION.

6.2              Buyer's Remedies. In the event Seller fails to perform its obligations pursuant to this Agreement for any reason (unless excused and as to Seller’s alleged defaults, only after notice and opportunity to cure, if any, has expired), then Buyer shall elect, as its sole remedy, either to: (i) terminate this Agreement by giving Seller written notice of such election on or prior to the Closing Date, in which case (a) the entire Deposit shall be promptly delivered to Buyer, and (b) Seller shall reimburse to Buyer its actual out-of-pocket third party costs and expenses incurred in connection with its contemplated acquisition of the Property (including, but not limited to, reasonable attorney fees) in an amount not to exceed $100,000.00 and thereafter neither party shall have any further rights or obligations hereunder, except the Surviving Obligations; or (ii) enforce specific performance of this Agreement; provided, however, that Buyer shall bring an action for specific performance, if at all, no later than ninety (90) days after the date upon which Buyer first delivered written notice of Seller's breach. The remedies set forth in subclauses (i) and (ii) hereinabove are Buyer's sole and exclusive remedies with respect to Seller's default, and Buyer waives any and all other remedies as may be available at law or in equity in connection with such Seller's default. Notwithstanding the foregoing, if: (1) specific performance is not available to Buyer due to Seller no longer holding title to the Property as a result of conveying the Property to an unaffiliated third party purchaser for value; or (2) Seller's breach is its willful refusal to convey the Property to Buyer at Closing (with Buyer not being in breach and being ready, willing and able to perform), then Buyer may pursue an action at law for all actual losses and damages (specifically excluding consequential and punitive damages) suffered or incurred by Buyer arising out of or relating to Seller’s default. In addition, nothing in this Section shall limit Buyer's right to recover its reasonable attorneys' fees and court costs pursuant to this Agreement.

6.3              Attorneys' Fees. If any action or proceeding is commenced or any claim is asserted in any action or proceeding by either party to enforce its rights or remedies under this Agreement (an "Action"), the prevailing party in such Action, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover its reasonable attorneys' fees and court costs incurred therewith. The term "prevailing party" as used herein includes, without limitation, a party: (i) who agrees to dismiss an Action because the other party agrees to perform the covenants allegedly breached, (ii) who obtains substantially the relief it has sought; or (iii) against whom an Action is dismissed (with or without prejudice). In addition, the prevailing party in any Action shall be entitled, in addition to and separately from the amounts recoverable under this Section 6.3, to the payment by the losing party of the prevailing party's reasonable attorneys' fees, court costs and litigation expenses incurred in connection with: (y) any appellate review of the judgment rendered in such Action or of any other ruling in such Action; and (z) any proceeding to enforce a judgment in such Action. It is the intent of the parties that the provisions of this Section 6.3 be distinct and severable from the other rights of the parties under this Agreement, shall survive Closing or termination of this Agreement, shall survive the entry of judgment in any Action and shall not be merged into such judgment.

6.4              Cure Period. Notwithstanding anything contained herein to the contrary, in the event either party is in default of any provision hereof, the non-defaulting party, as a condition precedent to the exercise of its remedies, shall be required to give the defaulting party written notice of the same. The defaulting party shall cure the default within the specific time period for cure of same set forth in this Agreement applicable to the cure of such breach or, if no specific time period for cure is set forth in this Agreement, then within five (5) days from the receipt of such notice to cure the default; provided, however, that if the default consists of an obligation to be performed in connection with the Closing or the payment of monies, the cure period shall be one (1) business day (except for the delivery of the Initial Deposit and the deliveries set forth in Sections 4.2 and 4.3 as expressly provided in this Agreement). If the defaulting party timely cures the default, the default shall be deemed waived. If the defaulting party does not timely cure such default, the non-defaulting party shall be entitled to pursue its remedies as set forth above, as applicable.

ARTICLE 7

CONDEMNATION

7.1              Material Condemnation. If, after the expiration, or Buyer’s earlier waiver, of the Inspection Period and prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to a Material Portion (defined below) of the Property, Seller shall promptly provide notice to Buyer and if the same is not dismissed prior to the Closing Date, Buyer shall be entitled, as its sole remedy, to terminate this Agreement upon written notice to Seller: (i) within thirty (30) days following notice by Seller to Buyer of such condemnation or the threatened condemnation; or (ii) on the Closing Date, whichever occurs last. If Buyer does not terminate this Agreement pursuant to the preceding sentence, Buyer shall be conclusively deemed to have elected to accept such condemnation and waives any right to terminate this Agreement as a result thereof. For purposes of this Section 7.1, a “Material Portion” shall mean such portion of the Property which (x) has a value (based on the aggregate of the cost of restoration and the diminution in the value of the Property after restoration) in excess of Fifty Thousand and 00/100 Dollars ($50,000.00), or (y) regardless of value (A) in any manner affects access, ingress or egress to or from the Property or reduces the number of parking spaces, or (B) permits a Tenant to terminate its Lease and such Tenant exercises such termination right. If Buyer elects to terminate this Agreement under this Section 7.1, the entire Deposit shall be returned to Buyer and neither party to this Agreement shall thereafter have any further rights or obligations hereunder, except the Surviving Obligations. If Buyer waives (or is deemed to have waived) the right to terminate this Agreement as a result of such a condemnation, despite such condemnation, Seller and Buyer shall proceed to Closing in accordance with the terms of this Agreement with no reduction in the Purchase Price, and Seller shall: (y) assign to Buyer at Closing all of Seller's right, title and interest in and to all proceeds resulting or to result from said condemnation; and (z) only to the extent of any proceeds received by Seller from such condemnation, credit (against the Purchase Price) the amount of such proceeds at Closing.

7.2              Nonmaterial Condemnation. If, prior to Closing, a taking or condemnation relating to the Property has occurred, or is threatened, which is not described in Section 7.1, the Closing shall take place as provided in this Agreement, except that the Purchase Price will be reduced by the amount of the reduction in the value of the Property as the result of such non-material condemnation and Seller will retain the right to receive such condemnation award. In such event, Buyer hereby agrees to reasonably cooperate with Seller, at no cost or expense to Buyer, and to execute such documents and instruments as Seller may reasonably request in order for Seller to obtain such award.

ARTICLE 8

CASUALTY DAMAGE

If, after the expiration, or Buyer’s earlier waiver, of the Inspection Period and prior to Closing, any of the Real Property shall be damaged by fire or other casualty (collectively, “Casualty”), Seller shall deliver to Buyer written notice (“Casualty Loss Notice”) of such Casualty together with: (a) Seller’s determination as to whether the damage constitutes a Material Damage (defined below); and (b) all insurance policies and their declaration pages for the relevant time period which potentially cover the Property and the Casualty, along with names and contact information of all applicable insurance companies and insurance agents/agencies from whom and through whom the insurance policies were purchased. For the purposes of this Article 8, “Material Damage” shall mean damage to the Real Property which, as determined by Seller and Buyer in their reasonable discretion, will cost in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) to repair (whether or not such damage is covered by insurance), causes a material loss to the income generated by the Property, permits a Tenant to terminate its Retail Lease and such Tenant has not waived its termination right, or permits more than five (5) Tenants to terminate their Residential Leases and such Tenants have not waived their termination right. If, prior to the Closing, the Real Property sustains Material Damage by a Casualty, Buyer will thereafter have ten (10) business days after receipt of the items under subparagraphs (a) and (b) (and the Inspection Period [if still in effect], the Escrow and the Closing will likewise be extended) to decide whether to, at Buyer’s option, terminate this Agreement by delivering written notice thereof to Seller and Escrow Holder by expiration of said 10-business day period. If the Real Property shall be damaged by a Casualty which is not a Material Damage or sustains Material Damage by a Casualty, but Buyer elects not to terminate the Agreement as a result thereof, then the parties shall proceed to the Closing with a credit to Buyer for the amount of any deductibles under Seller’s insurance policies only to the extent the Leases place such cost on Seller, as landlord, but without any other reduction in the Purchase Price, and Seller shall: (y) (at the Closing) assign to Buyer all of Seller’s rights in and to any Casualty insurance proceeds which may become available as a result of the Casualty at issue; and (z) only to the extent of any insurance proceeds received by Seller from such casualty, credit (against the Purchase Price) the amount of such proceeds. If Buyer elects to terminate this Agreement under this Article 8, the entire Deposit shall be promptly returned to Buyer, and thereafter neither party shall thereafter have any further rights or obligations hereunder, except the Surviving Obligations.

ARTICLE 9

MISCELLANEOUS

9.1              Entire Agreement. This Agreement contains the entire agreement of the parties hereto. There are no other agreements, oral or written, and this Agreement can be amended only by written agreement signed by the parties hereto, and by reference, made a part hereof.

9.2              Agreement Binding on Parties; Buyer's Assignment of Agreement. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and permitted assigns of each of the parties hereto. Buyer may not assign or transfer its rights or obligations under this Agreement without Seller’s prior written consent, the granting or denial of which consent shall be in the reasonable discretion of Seller; provided, however, that Buyer shall have the right to assign this Agreement without Seller’s consent in connection with a tax-deferred exchange or to a newly formed SPE entity in which an affiliate of The Inland Real Estate Group has a controlling interest or to an entity sponsored by Buyer or The Inland Real Estate Group (in each case, a “Permitted Assignee”), subject to the following: (i) notice of such assignment is delivered to Seller; (ii) upon written assumption of liability hereunder by the Permitted Assignee, the originally named Buyer shall not be released from any liability under this Agreement; and (iii) any such assignment will not delay the Closing.

9.3              Notice. Any notice, communication, request, reply or advice (collectively, "Notice") provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be given or served by: (i) delivering the same to such party, or an agent of such party, in person or by commercial courier or personal messenger; (ii) electronic delivery via E-mail (which may include a .pdf, .tif, .gif, .jpeg or similar attachment to the electronic mail message); or (iii) depositing the same into custody of a nationally recognized overnight delivery service such as Federal Express or UPS. Notice given in any of the foregoing manners shall be effective only if and when delivered to (or refusal to accept delivery by) the party to be notified (provided that for electronic delivery, the e-mail is otherwise acknowledged as being received or the sender receives a delivery and/or read confirmation). For the purposes of notice, the addresses of Seller, Buyer, Escrow Holder and Title Company shall, until changed as hereinafter provided, be as set forth in Article 1. The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least one (1) business day prior written notice to the other party.

9.4              Time of the Essence. Time is of the essence in all things pertaining to the performance of this Agreement.

9.5              Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois (without reference to choice of law principles thereof). The sole venue for any actions or proceedings pursuant to this Agreement shall be the applicable courts located in Lake County, Illinois.

9.6              Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties each hereby knowingly, voluntarily and intentionally waive any right (whether arising under the Constitution of the United States or that of the State in which the Real Property is located or any other state, or under any foreign jurisdiction, under any statutes regarding or rules of civil procedure applicable in any state, federal, or foreign legal proceeding, under common law, or otherwise) to demand or have a trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related to or incidental to the discussions, dealings, or actions of such persons or any of them (whether oral or written) with respect thereto, or to the transactions related thereto, in each case whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise; and each party agrees and consents that any such claim, demand, action or cause of action shall be decided by trial court without a jury, and that any other party to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of such waiver of right to trial by jury. The parties acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other related document to which they are a party) and that this provision is a material inducement for the Seller’s accepting this Agreement. By waiving a jury trial, the parties intend claims and disputes to be resolved by a judge.

9.7              Currency. All dollar amounts are expressed in United States currency.

9.8              Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

9.9              Business Days. If any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

9.10          Multiple Counterparts; Facsimile/Electronic Mail. This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes). This Agreement may also be executed by delivery by facsimile or electronic mail of an executed counterpart of this Agreement. The parties hereto agree that the signature of any party transmitted by facsimile with confirmation of transmission or by electronic mail shall have binding effect as though such signature were delivered as an original.

9.11          Severability. If any provision of this Agreement or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

9.12          Survival. Except as otherwise expressly provided for in this Agreement (including, without limitation, Article 5), the representations, warranties, indemnification obligations and covenants of the parties set forth in this Agreement will merge into the Deed and not survive consummation of the transaction contemplated by this Agreement and the delivery and recordation of the Deed.

9.13          1031 Exchange. Buyer and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that: (i) the cooperating party shall not be required to acquire or take title to any exchange property; (ii) the cooperating party shall not be required to incur any expense (excluding attorneys' fees) or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs incurred with respect to the exchange; (iii) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (iv) the effectuating party shall give the cooperating party at least five (5) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow; (v) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the "Exchange Documents") required by the exchange, at its sole cost and expense; and (vi) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party's performance of the acts required hereby.

9.14          No Recordation of Agreement. In no event will this Agreement or any memorandum hereof be recorded in the public records of the state or county in which any portion of the Property is situated, and any such recordation or attempted recordation will constitute a breach of this Agreement by the party responsible for such recordation or attempted recordation.

9.15          Prohibited Persons and Transactions. Each of Seller and Buyer represents and warrants, to its knowledge, that: (i) it is not a Prohibited Person (defined below); and (ii) none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. Buyer represents and warrants, to its knowledge, that: (1) the funds or other assets Buyer will transfer to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person; and (2) the funds or other assets Buyer will transfer to Seller under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7). “Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above. The foregoing representations shall survive Closing and any termination of this Agreement for the Survival Period.

9.16          Buyer’s Condition(s) Precedent to Closing. It shall be a condition precedent to Buyer’s obligation to make a full settlement hereunder that, as of Closing: (i) the Property shall be, at a minimum, at an occupancy level of 95% with respect to the Residential Leases; and (ii) there is no uncured event of default under any of the Retail Leases. In the event of the failure of any condition precedent set forth in this Section 9.16 as of the Closing Date, Buyer, at its sole election, may, at its option, either: (i) terminate this Agreement, in which event the Deposit shall be returned to Buyer; provided, however, if the failure of a condition precedent is caused by Seller's acts or omissions to act Seller, Buyer shall have the right to seek the remedies set forth in Section 6.2 hereinabove; or (ii) waive the condition and proceed to Closing.

9.17          Limited Liability. Notwithstanding anything to the contrary contained in this Agreement, no constituent partner, shareholder, director, officer, manager or member in either of Seller or Buyer, nor any person, trust or entity that becomes a constituent partner, shareholder, director, officer, manager or member in Seller or Buyer, nor any partner, member, manager, shareholder, director, officer, employee, beneficiary, trustee or agent of any of the foregoing, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment to any of the foregoing made at any time or times, heretofore or hereafter, and each of Seller and Buyer and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Seller or Buyer, as the case may be, for the payment of any claim or for any performance, and each of Seller and Buyer, on behalf of itself and their respective successors and assigns, hereby waives any and all such personal liability.

9.18          Buyer’s Audit. Following the Closing, at no cost to Seller, Seller will allow Buyer’s auditors to conduct an audit of Seller’s operations of the Property for the year of Closing and the two (2) years prior thereto.  Buyer’s audit rights shall survive Closing for the Survival Period.

REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK-SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this AGREEMENT OF SALE AND PURCHASE as of the dates set forth below their respective signatures.

SELLER:

VHTC LOT 10 LLC, an Illinois limited liability company

By:	Taxman Manager LLC, an Illinois limited liability company, its Manager

	By:	/s/ Seymour Taxman
Seymour Taxman, Manager

Dated:	February 9, 2017

BUYER:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:	/s/ G. Joseph Cosenza
G. Joseph Cosenza, Vice Chairman

Dated:	February 9, 2017

Signature Page

EXHIBITS

EXHIBIT A         Legal Description of the Property

EXHIBIT B-1   Residential Rent Roll

EXHIBIT B-2   Retail Rent Roll

EXHIBIT B-3   Aged Receivable for the Residential Leases

EXHIBIT B-4   Aged Receivable for the Retail Leases

EXHIBIT C      Escrow Agreement

EXHIBIT D      Property Information

EXHIBIT E      Assumed Contracts

EXHIBIT F      Form of Tenant Estoppel Certificate

EXHIBIT G      Form of Special Warranty Deed

EXHIBIT H      Form of Bill of Sale and General Assignment

EXHIBIT I       Form of Notice to Tenants

EXHIBIT J       Form of Assignment and Assumption of Leases

EXHIBIT K      Existing Tenant Defaults and/or Claims

EXHIBIT L      Bulk Sales Indemnity

EXHIBIT A

LEGAL DESCRIPTION FOR THE PROPERTY

PARCEL 1:

LOT 10 IN THE FIRST RESUBDIVISION OF VERNON HILLS TOWN CENTER, BEING A RESUBDIVISION OF PART OF THE SOUTH HALF OF SECTION 15, TOWNSHIP 43 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE FINAL PLAT OF SUBDIVISION RECORDED FEBRUARY 2, 2011 AS DOCUMENT NUMBER  6705452, IN LAKE COUNTY, ILLINOIS.

PIN: 15-15-313-003

PARCEL 2:

NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF PARCEL 1 AS CREATED BY THE
DECLARATION OF EASEMENTS AND OPERATING AGREEMENT DATED APRIL 1, 2009 AND RECORDED JUNE 22, 2009 AS DOCUMENT NUMBER 6488478 MADE AND ENTERED INTO BY VHTC, LLC, AN ILLINOIS LIMITED LIABILITY COMPANY AND PTD PROPERTIES, LLC, AN ILLINOIS LIMITED LIABILITY COMPANY, FOR THE PURPOSE OF (I) INGRESS, EGRESS AND PARKING BY VEHICULAR TRAFFIC, (II) THE PASSAGE AND ACCOMMODATION OF PEDESTRIANS, (III) INSTALLATION, OPERATION, MAINTENANCE, REPAIR AND REPLACEMENT OF THE COMMON UTILITY LINES AND (IV) THE INSTALLATION, REPAIR, REPLACEMENT AND MAINTENANCE OF AN IRRIGATION SYSTEM AND GRASS LANDSCAPING, AMENDED BY AMENDED AND RESTATED DECLARATION OF EASEMENTS AND OPERATING AGREEMENT DATED NOVEMBER 1, 2010 AND RECORDED FEBRUARY 2, 2011 AS DOCUMENT NUMBER 6705457 MADE AND ENTERED INTO BY VHTC, LLC, AN ILLINOIS LIMITED LIABILITY COMPANY, VHTC LOT 3 LLC, AN ILLINOIS LIMITED LIABILITY COMPANY, AND PTD PROPERTIES, LLC, AN ILLINOIS LIMITED LIABILITY COMPANY.

Exhibit A, Page 1

EXHIBIT B-1

RESIDENTIAL RENT ROLL

Exhibit B-1, Page 1

EXHIBIT B-2

RETAIL RENT ROLL

Exhibit B-2, Page 1

EXHIBIT B-3

AGED RECEIVABLE FOR THE RESIDENTIAL LEASES

Exhibit B-3, Page 1

EXHIBIT B-4

AGED RECEIVABLE FOR THE RETAIL LEASES

Exhibit B-4, Page 1

EXHIBIT C

ESCROW AGREEMENT

EARNEST MONEY ESCROW AGREEMENT

RE: Escrow Trust No. ____________________

EFFECTIVE DATE: _______________, 20___

1.       PARTIES

Seller:	VHTC Lot 10 LLC c/o The Taxman Corporation 5215 Old Orchard Road, Suite 130 Skokie, IL 60077 Attention: Seymour Taxman Telephone No.: 847.674.4321 Email: mrt@taxmancorp.com

With copies to:	Much Shelist, P.C. 2 Park Plaza, Suite 1075 Irvine, California 92614 Attention: Glenn D. Taxman Telephone No.: (949) 385-5350 Email: gtaxman@muchshelist.com

Buyer:

Inland Real Estate Acquisitions, Inc.

c/o The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attention: G. Joseph Cosenza

Telephone No.: (630) 218-4948

Email: joe@inlandgroup.com

With copies to:	The Inland Real Estate Group, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Brett D. Smith Telephone No.: 630-218-2885 Email: brett.smith@inlandgroup.com
Escrow Holder:	Chicago Title Insurance Company 10 South LaSalle Street, Suite 3100 Chicago, Illinois 60603 Attention: Nancy Castro Telephone No.: (312) 223-2709 Email: nancy.castro@ctt.com
Exhibit C, Page 1

2.       PRELIMINARY STATEMENTS

A.       Prior to the execution and delivery of this Earnest Money Escrow Agreement (“Escrow Agreement”), Seller and Buyer executed and delivered a certain AGREEMENT OF SALE AND PURCHASE with an Effective Date of ___________________ ___, 20___ (“Sale Agreement”). Under the terms of the Sale Agreement, Seller agreed to sell to Buyer the Property (as defined in the Sale Agreement).

B.       Pursuant to the Sale Agreement, Buyer is required to deposit with the Escrow Holder the aggregate sum of ______________________ and 00/100 Dollars ($___________) (the “Earnest Money”) to be held in escrow by Escrow Holder under the terms and provisions of this Escrow Agreement.

3.       DEPOSIT OF EARNEST MONEY; INVESTMENT DIRECTIONS

A.       Buyer will deposit the Earnest Money with the Escrow Holder in accordance with the Sale Agreement.

B.       The Earnest Money [IS] [IS NOT] to be invested, upon receipt of separate written instruction of the Buyer.

4.       INSTRUCTIONS

A.                 Escrow Holder is instructed to hold the Earnest Money until the Escrow Holder is in receipt of: (i) a joint written direction from Seller (or Seller's counsel) and Buyer (or Buyer's counsel) (provided, however, a unilateral order from Buyer prior to expiration of the Inspection Period shall be acceptable); or (ii) an order, judgment or decree addressed to Escrow Holder which is entered or issued by a court in the State of Illinois, County of Lake and which determines the disposition of the Earnest Money and all interest earned.

B.                 Any notice, request, instruction or demand to be given hereunder shall be in writing and sent by personal delivery, electronic mail or by overnight delivery service with receipt required to be signed for to the Parties' addresses set forth in Section 1 above, or to such other address as is designated from time to time in writing by those entitled to receive notice. Electronic notice is effective on the date of transmission, provided that the date of transmission is a business day (and the transmission is transmitted prior to the close of business) and further provided that: (i) an overnight delivery is forwarded to the Party being noticed on the same day as the electronic transmission; or (ii) there is a confirmed electronic delivery (i.e. reply email); or (iii) it is an email with reply email evidencing receipt. Personal delivery or overnight delivery notice is effective upon receipt or refusal to accept receipt.

C.                 Except as otherwise expressly set forth in this Escrow Agreement, Escrow Holder may disregard any and all notices or warnings given by any of the parties.

Exhibit C, Page 2

D.                 If Escrow Holder obeys or complies with any order, judgment or decree of any court with respect to the Earnest Money, Escrow Holder will not be liable to any of the parties or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be entered with jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this Escrow Agreement to which Escrow Holder is or may be at any time a party, Seller and Buyer each will be liable for one-half of all such costs, fees and expenses incurred or sustained by Escrow Holder and must promptly pay the same to Escrow Holder upon demand, except and to the extent any suit or proceeding arises from the negligence or willful misconduct of Escrow Holder or its officers, employees or agents or their breach of this Escrow Agreement; provided, however, that in the event Escrow Holder is made a party to any claim, suit or proceeding between Seller and Buyer, the prevailing party in such claim, suit or proceeding will have no liability for the payment of Escrow Holder's costs, fees and expenses.

E.                  In no case may the Earnest Money be surrendered except in the manner specifically described in this Escrow Agreement.

F.                  All fees of Escrow Holder will be charged one-half to Seller and one-half to Buyer. However, Buyer is solely responsible for the payment of any investment fees.

G.                 Except as to deposits of funds for which Escrow Holder has received express written direction from Buyer (or Buyer's Counsel) concerning investment or other handling, the parties agree that Escrow Holder is under no duty to invest or reinvest any deposits at any time held by it; however, nothing herein shall diminish Escrow Holder's obligation to apply the full amount of the deposits in accordance with the terms of this Escrow Agreement.

H.                 Any order, judgment or decree requiring the Escrow Holder to disburse the Earnest Money will not be binding upon Buyer, Seller or Escrow Holder as to the ultimate disposition of the Earnest Money unless and until a final order, judgment or decree (not subject to appeal) is entered by a court having jurisdiction.

I.                    This Escrow Agreement is binding upon and will inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

J.                   Any capitalized word or term used in this Escrow Agreement which is not expressly defined herein shall have the same meaning given it in the Sale Agreement.

K.                 This Escrow Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. A facsimile or electronic mail of this Escrow Agreement or any portion hereof, including the signature page of any party, shall be deemed an original for all purposes.

Exhibit C, Page 3

L.                  This Escrow Agreement shall be construed in accordance with the laws of the State of Illinois (without reference to choice of law principles thereof). The sole venue for any actions or proceedings pursuant to this Agreement shall be the applicable courts located in the County in which the Property is located.

M.                In the event there is a conflict between the provisions, terms and conditions of this Escrow Agreement and provisions, terms and conditions of the Sale Agreement, the provisions, terms and conditions of the Sale Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

Exhibit C, Page 4

IN WITNESS WHEREOF, the parties have executed this Earnest Money Escrow Agreement as of the Effective Date.

FOR SELLER:

By:________________________________________________________

Glenn D. Taxman,

Much Shelist, P.C., its attorneys

FOR BUYER:

By:________________________________________________________

Accepted as of ______________ ___, 20__

CHICAGO TITLE INSURANCE COMPANY,

Escrow Holder

By:________________________________________________________

Nancy Castro, Escrow Officer

Exhibit C, Page 5

EXHIBIT D

PROPERTY INFORMATION

Exhibit D, Page 1

EXHIBIT E

ASSUMED CONTRACTS

See Property Information

Exhibit E, Page 1

EXHIBIT F

FORM OF ESTOPPEL CERTIFICATE

To: Inland Real Estate Acquisitions, Inc.,

Inland                                        , L.L.C., a Delaware limited liability company,

its lenders, and their respective successors and assigns (“Purchaser”)

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: __________________

Re:	Lease Agreement dated and amended (“Lease”), between as “Landlord”, and as “Tenant”, guaranteed by as (“Guarantor”) for leased premises known as (the “Premises”) of the property commonly known as (the “Property”).

1.	Tenant hereby certifies that the following represents with respect to the Lease are accurate and complete as of the date hereof.

a. Dates of all amendments, letter agreements, modifications and waivers related to the Lease
b. Commencement Date
c. Expiration Date
d. Current Annual Base Rent
e. Fixed or CPI Rent Increases	Adjustment Date _____________	Rental Amount ____________
f. Square Footage of Premises
g. Security Deposit Paid to Landlord
h. Renewal Options	___ Additional Terms _____ years at $ _________ per year
i. Termination Options	Termination Date: Fees Payable: _______________

Exhibit F, Page 1

2.	Tenant further certifies to Purchaser that:
a.	the Lease is presently in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises;
b.	the Lease has not been assigned and the Premises have not been sublet by Tenant;
c.	Tenant has accepted and is occupying the Premises, all construction required by the Lease has been completed and any payments, credits or abatements required to be given by Landlord to Tenant have been given;
d.	Tenant is open for business or is operating its business at the Premises;
e.	No installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges;
f.	Landlord has no obligation to segregate the security deposit or to pay interest thereon;
g.	Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by Landlord;
h.	Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease and there are no sums or allowance due to Tenant from Landlord that have not been paid;
i.	Tenant has not be granted any options or rights to terminate the Lease earlier than the Expiration Date (except as stated in paragraph 1(i));
j.	Tenant has not been granted any options or rights of first refusal to purchase the Premises or the Property;
k.	Tenant has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises or the Property;
l.	Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Premises or the Lease or of the rents provided for therein;
m.	Tenant has not filed, and is not currently the subject of any filing, voluntary or involuntary, for bankruptcy or reorganization under any applicable bankruptcy or creditors rights laws; and
n.	Rent has been paid through , 20___.

3.	This certification is made with the knowledge that Purchaser is about to acquire title to the Property. All rent payments under the Lease shall continue to be paid to Landlord in accordance with the terms of the Lease until Tenant is notified otherwise in writing by Purchaser or its successors and assigns. In the event that a lender succeeds to Landlord’s interest under the Lease, Tenant agrees to attorn to the lender at Lender’s request, so long as the lender agrees that unless Tenant is in default under the Lease, the lease will remain in full force and effect. Tenant further acknowledges and agrees that Purchaser (including its lender), Landlord and their respective successors and assigns shall have the right to rely on the information contained in this Certificate. The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

[TENANT]

By:

Its:

Date:

JOINDER OF GUARANTOR

Re:	Guaranty Agreement dated (“Guaranty of Lease”) pertaining to the Lease for the Premises located at the Property.

1.	Guarantor certifies to Landlord, Lender and Purchaser that: (a) the Guaranty of Lease has been properly executed by Guarantor and is presently in full force and effect without amendment or modification except as noted above; (b) Guarantor has no existing defenses, offsets, liens, claims or credits against the obligations under the Guaranty of Lease.

2.	This certification is made with the knowledge that Purchaser is about to acquire title to the Property and a lender is about to provide Landlord with financing which shall be secured by a deed of trust (or mortgage), security agreement and assignment of rents, leases and contracts upon the Property. Guarantor further acknowledges and agrees that Landlord, Purchaser and its lender and their respective successors and assigns shall have the right to rely on the information contained in this Certificate.

3.	The undersigned is authorized to execute this Joinder of Guarantor on behalf of Guarantor.

[GUARANTOR]

By:

Date: ________________    _______

 Exhibit F, Page 2

EXHIBIT G

After recording mail to:

_______________________

_______________________

_______________________

Send subsequent tax bills to:

_______________________

_______________________

_______________________

_____________________________________________________________________________________

SPECIAL WARRANTY DEED

THIS INDENTURE is made as of _______________ ____, 20__ between ___________________________________, of ________________ (“Grantor”), and _______________________________, of ____________________ (“Grantee”). For and in consideration of the sum of Ten and No Dollars and other good and valuable consideration in hand paid by Grantee, the receipt of which is acknowledged, Grantor REMISES, RELEASES, ALIENS AND CONVEYS to Grantee and to its successors and assigns, FOREVER, all of the following described real estate, situated in __________ County in the State of Illinois, known and described as follows:

Address:	_____________________________

P.I.N.(S):       _____________________________

Together with all and singular the hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, of the Grantor, either in law or equity, of, in and to the above described premises with the hereditaments and appurtenances; TO HAVE AND TO HOLD the said premises as above described, with the appurtenances, unto the Grantee and its successors and assigns forever.

And the Grantor, for itself, and its successors, does covenant, promise and agree, to and with the Grantee, its successors and assigns, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as herein recited; and that the said premises, against all persons lawfully claiming, or to claim the same, by, through or under it, WILL WARRANT AND DEFEND, subject to those exceptions set forth on attached Exhibit A.

.

(SIGNATURE PAGE FOLLOWS)

Exhibit G, Page 1

IN WITNESS WHEREOF, Grantor has caused its name to be signed to this Special Warranty Deed the day and year first above written.

____________________________________________

By:_______________________________

Name:____________________________

Title:_____________________________

STATE OF ILLINOIS )

) SS

COUNTY OF COOK )

I, the undersigned, a Notary Public in and for said County, in the State of Illinois, DO HEREBY CERTIFY that                                         , the ____________ of __________________________________________, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes set forth.

Given under my hand and notarial seal as of ________________ ___, 20__.

SEAL

Notary Public

This document was prepared by:

Glenn D. Taxman, Esq.

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, Illinois 60606

Exhibit G, Page 2

EXHIBIT "A" to EXHIBIT G

PERMITTED EXCEPTIONS

Exhibit G, Page 3

EXHIBIT H

BILL OF SALE AND GENERAL ASSIGNMENT

This BILL OF SALE AND GENERAL ASSIGNMENT ("Assignment") is executed as of the ___ day of ___________________, 20__, by and between ______________________, a ______________________ ("Assignor"), and ______________, _________________ ("Assignee").

R E C I T A L S:

A.       Assignor and __________________ entered into that certain Agreement of Sale and Purchase, with an Effective Date of ________, 20__ ("Agreement"), with respect to the sale of the "Property" described therein.

B.       Assignor desires to assign and transfer to the Assignee all of Assignor's right, title and interest in and to the Contracts, the Intangible Property, the Licenses and Permits, the Books and Records, the Reports and Plans, the Warranties (collectively, the “Assigned Items”) and the Personal Property, as such terms are defined in the Agreement, and Assignee desire to accept such assignment and to assume and perform all of Assignor's covenants and obligations in and under the Contracts from and after the date hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.       Assignor hereby transfers, conveys, grants, and assigns to Assignee all of the Personal Property. Assignor hereby represents and warrants to Assignee that it owns the Personal Property free and clear of any liens, claims, encumbrances or other matters, and that Assignor has full right, power and authority to convey the Personal Property and to make this Assignment. Subject to the foregoing sentence, the Personal Property is conveyed in AS IS, WHERE IS CONDITION, AND THAT THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PERSONAL PROPERTY.

2.       Assignor hereby assigns and transfers to Assignee all of Assignor's right, title and interest in and to the Assigned Items.

3.       Assignee hereby accepts the above assignment and expressly assumes and covenants to keep, perform, fulfill and discharge all of the terms, covenants, conditions and obligations required to be kept, performed, fulfilled and discharged by Assignor under the Contracts from and after the date hereof.

4.       Assignor shall indemnify, defend and hold harmless Assignee from and against any and all obligations, claims, damages, losses, costs or expenses, including, without limitation, reasonable attorneys’ fees and court costs, arising in connection with any failure by Assignor to fulfill Assignor’s obligations under the Contracts or other liability under the Contracts accruing prior to the date hereof; provided that the forgoing indemnity shall be limited to the same extent as the limitations set forth in Section 5.4 of the Agreement (including without limitation, the Cap and Survival Period). Assignee shall indemnify, defend and hold harmless Assignor from and against any and all obligations, claims, damages, losses, costs or expenses, including, without limitation, reasonable attorneys’ fees and court costs, arising in connection with any failure by Assignee to fulfill Assignee’s obligations under the Contracts or other liability under the Contracts accruing on or after the date hereof.

Exhibit H, Page 1

5.       This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to choice of laws principles thereof).

6.       This Assignment may be executed in one or more counterparts. All such counterparts, when taken together, shall comprise the fully executed Assignment. This Assignment may also be executed by delivery by facsimile or electronic mail of an executed counterpart of this Assignment. The parties hereto agree that the signature of any party transmitted by facsimile with confirmation of transmission or by electronic mail shall have binding effect as though such signature were delivered as an original.

REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK-SIGNATURE PAGE FOLLOWS

Exhibit H, Page 2

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this BILL OF SALE AND GENERAL ASSIGNMENT as of the day and year first above written.

“ASSIGNOR”		“ASSIGNEE”

	,		,
a		a

By:		By:
Name:		Name:
Its:		Its:

Exhibit H, Page 3

EXHIBIT I

TENANT NOTICE LETTER

____________________, 20___

_____________________________________
_____________________________________
_____________________________________

Re:	Your lease (the "Lease") of space at __________________________, Vernon Hills, Illinois (the "Project")

Ladies and Gentlemen:

You are hereby notified that ______ ___________________________ (the “Owner”), as owner of the referenced Project and the current owner of the landlord’s interest under the Lease, has sold the Project to _______________________________ (the “Buyer”) as of the date of this Tenant Notice Letter set forth above, and in connection with such sale the Owner has assigned and transferred its interest in the Lease and any and all security deposits thereunder or relating thereto to Buyer, and Buyer has assumed and agreed to perform all of the landlord’s obligations under the Lease (including any obligations set forth in the Lease to repay or account for any security deposits thereunder if and to the extent so required thereunder) from and after such date. Accordingly, (a) all of your obligations under the Lease from and after the date of this Tenant Notice Letter (including your obligations to pay rent and fulfill your insurance requirements) shall be performable to and for the benefit of Buyer, its successors and assigns, and (b) all of the obligations of the landlord under the Lease (including any obligations to repay or account for any security deposits thereunder if and to the extent so required thereunder) from and after the date of this Tenant Notice Letter shall be the binding obligations of Buyer and its successors and assigns.

Buyer will provide you with separate direction as to its address(es) for all purposes under the Lease (including the payments of rentals, and the giving of any notices provided for in the Lease) is:

Very truly yours,

______________________________,
a _____________________________

By: __________________________
Name: ________________________
Its: __________________________

Exhibit I, Page 1

EXHIBIT J

ASSIGNMENT AND ASSUMPTION OF LEASES

This ASSIGNMENT AND ASSUMPTION OF LEASES ("Assignment") is made and entered into as of the ___ day of ______________, 20__, by and between ____________________, a _______________________________ ("Assignor") and ______________ ("Assignee").

R E C I T A L S:

A.       Assignor and ______________________ entered into that certain Agreement of Sale and Purchase, with an Effective Date of ________, 20__ ("Agreement"), with respect to the sale of the "Property" described therein.

B.       Assignor desires to assign and transfer to Assignee all of Assignor's right, title and interest in and to the Leases, as defined in the Agreement, and Assignee desires to accept such assignment and to assume and perform all of Assignor's covenants and obligations in and under the Leases from and after the date hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.       Assignor hereby assigns and transfers to Assignee all of Assignor's right, title and interest in and to the Leases as described in the rent roll set forth on attached and incorporated Exhibit A.

2.       Assignee hereby accepts the above assignment and expressly assumes and covenants to keep, perform, fulfill and discharge all of the terms, covenants, conditions and obligations required to be kept, performed, fulfilled and discharged by Assignor under the Leases from and after the date hereof.

3.       Assignor shall indemnify, defend and hold harmless Assignee from and against any and all obligations, claims, damages, losses, costs or expenses, including, without limitation, reasonable attorneys’ fees and court costs, arising in connection with any failure by Assignor to fulfill Assignor’s obligations under the Leases or other liability under the Leases accruing prior to the date hereof; provided that the forgoing indemnity shall be limited to the same extent as the limitations set forth in Section 5.4 of the Agreement (including without limitation, the Cap and Survival Period). Assignee shall indemnify, defend and hold harmless Assignor from and against any and all obligations, claims, damages, losses, costs or expenses, including, without limitation, reasonable attorneys’ fees and court costs, arising in connection with any failure by Assignee to fulfill Assignee’s obligations under the Leases or other liability under the Leases accruing on or after the date hereof.

4.       This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to choice of laws principles thereof).

5.       This Assignment may be executed in one or more counterparts. All such counterparts, when taken together, shall comprise the fully executed Assignment. This Assignment may also be executed by delivery by facsimile or electronic mail of an executed counterpart of this Assignment. The parties hereto agree that the signature of any party transmitted by facsimile with confirmation of transmission or by electronic mail shall have binding effect as though such signature were delivered as an original.

REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK-SIGNATURE PAGE FOLLOWS

Exhibit J, Page 1

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this ASSIGNMENT AND ASSUMPTION OF LEASES as of the day and year first above written.

“ASSIGNOR”		“ASSIGNEE”

	,		,
a		a

By:		By:
Name:		Name:
Its:		Its:

Exhibit J, Page 2

EXHIBIT A

Rent Roll

Exhibit J, Page 3

EXHIBIT K

EXISTING TENANT DEFAULTS AND/OR CLAIMS

None

Exhibit K, Page 1

EXHIBIT L

BULK SALES INDEMNITY

___________________________________ (“Indemnitor”), is the Seller under that certain Agreement of Sale and Purchase, with an Effective Date of ________, 20__ (“Sale Contract”), with ____________________________ (“Buyer”) with respect to the sale of the Property (as defined in the Sale Contract) legally described on Exhibit “A” attached hereto. Indemnitor hereby agrees to indemnify, defend and hold harmless Buyer for any unpaid Illinois tax (including penalty and interest) required to be paid by Buyer that the Illinois Department of Revenue claims to be due from Seller under 35 ILCS Sections 120/5j and 5/902 (d) (the “Act”) and related to the Property. Buyer hereby agrees that no portion of the Purchase Price (as defined in the Sale Contract) shall be withheld as required by the Act. This Bulk Sales Indemnity automatically shall expire and become null and void and of no further force or effect upon Buyer’s (or its attorney’s) receipt of a letter from the Illinois Department of Revenue indicating that Purchaser is released from any liability under the Act.

This Bulk Sales Indemnity is executed as of the _____ day of ____________, 20___.

SELLER:

By:
Name:
Its:

Exhibit L, Page 1